EXHIBIT 99.2

                 2005 GUIDANCE CONFERENCE CALL DECEMBER 16, 2004

Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. I'm here with Cliff Bown, VASCO's CFO, and Jan Valcke, VASCO's President and Chief Operating Officer, who is joining us from Brussels, Belgium.

Before we begin the conference call, I need to brief all of you on "Forward Looking Statements."

FORWARD LOOKING STATEMENTS
STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

GENERAL COMMENTS - KEN HUNT

First, I would like to thank those of you who have been loyal supporters of this Company for many years. I know that there are many of you who bought shares well before the tech "bubble" and have held on to this date. You have been unwavering in your trust and confidence in this Company. I want you to know that all of us at VASCO truly appreciate your loyalty and confidence.

I also wish to thank those of you who more recently have invested in VASCO. Somehow, you became aware of our Company, took an interest, and decided to purchase our shares.

When we reorganized in November of 2002, we faced many daunting challenges. We were losing money and burning cash; we had one business unit that was no longer part of our "core" business; we had a preferred stock issue outstanding that had the potential to dilute existing shareholders' positions significantly; we owed a bank several million dollars in principal and interest; and we had a nasty lawsuit that was distracting us from our business and costing us money to defend.

As most of you know, we successfully addressed all of these challenges. We sold that business unit; we bought back the potentially dilutive preferred stock at a significant discount; we paid off our bank loan plus interest; and we settled our lawsuit. On top of all of this, we managed to turn our business around starting in the very first quarter of 2003. In every quarter of 2003, we produced a positive operating income and generated positive operating cash flow. In 2004, we began to demonstrate the leverage in our business model by delivering very meaningful results in every quarter.

In our recent 3rd Quarter Conference Call, we described a very solid and profitable 3rd Quarter, 2004. Our revenues were $7,400,000, up 32% over the 3rd Quarter of 2003; our Gross margin as a percentage of revenue was 70%, and our Operating Income as a percentage of revenue was 22.7%.

For the first nine months, revenues were $20.6 million or 24% higher than the same period in 2003. Gross profit as a percentage of revenue for the first nine months of 2004 was approximately 71%. And, Operating income for the first nine months of 2004 was $4,059,000, an increase of $3,301,000 or 436% from the $758,000 reported for the same period in 2003. Operating Income was 20% of revenue for the first nine months.

GUIDANCE FOR 2005

Last Thursday, December 10th, VASCO's Board of Directors met to review management's forecast for 4th Quarter and Full-Year 2004, and to review and approve management's business plan for 2005. Based on the results of that meeting, VASCO's Board determined that it was in the best interest of our shareholders to give guidance for 2005 as soon as practicable.

First let me say that we expect our revenue growth rate for 2005 to accelerate over our growth rate in 2004. We make this informed judgment based on our success in 2004, our detailed analysis of the markets that we have targeted, and our current backlog for 2005. Our mission and commitment will be to realize this growth while maintaining one of the most profitable companies in our industry sector.

Now, on to our expectations for 2005. We expect our revenue growth for full-year 2005 to be in a range of 35-45% over full-year 2004. We expect our gross margin as percent of revenue to be in a range of 60-65%. And finally, we expect our operating income as a percent of revenue to be in a range of 15-20%.

The guidance being given for 2005 reflects some significant developments in the business as compared to the first three quarters of 2004.

First, we expect our growth to accelerate in 2005 over 2004 as a result of an increase in the size of the authentication market, an increase in the size and strength of our distribution channel, an increase in our customer base and an increase in the average size of orders received. As we discussed previously, many of our banking customers start with smaller orders for pilot programs and then increase the size of their orders for rollout to the retail customer base. We expect to receive and fill orders for several large retail banking deployments in 2005. As we have discussed in previous communications, we provide discounts for volume purchase orders and those orders are expected to have lower gross margins as a percentage of revenue. Our guidance for gross margins as a percentage of revenue reflects that change in mix of orders.

Second, as we have also discussed in previous communications, VASCO has started, and plans to continue throughout 2005, to increase its investment in sales and marketing to increase the market's awareness of VASCO's solutions, strengthen our distribution channel and increase our presence in new markets. You may have recently noted our press release regarding the expansion of our sales office in Boston and the opening of our office in Shanghi, China. Both actions, taken in 2004, are examples of our plan for 2005.

For full-year 2004, we reaffirm our previous guidance given at our 3rd Quarter Earnings Conference Call. This was full-year revenue growth of 23-27% in 2004 as compared to 2003; Gross Margin as a percentage of revenue in a range of 65-69%; and Operating Income as a percentage of revenue in a range of 17-20%.

Given that the fourth quarter can be derived by subtracting the year-to-date third quarter results from the full-year 2004 guidance, I would like to make a couple of comments on the fourth quarter.

We expect that the results for the fourth quarter of 2004 will reflect the trend forecasted for 2005 previously noted in this call. That is higher revenue and lower gross margins as a result of shipments made on some large-volume orders. Results for the quarter will also reflect our increased investment in sales and marketing previously noted. With all factors considered, we expect that earnings per fully-diluted share will be in the range of $0.01 to $0.02 per share for the fourth quarter of 2004. Combined with the actual results for the first three quarters of 2004, earnings per fully-diluted share will be in the range of $0.09 to $0.10 per share for the full-year 2004.

In closing, I would like to note that our guidance for 2005 does not reflect any significant benefit from the rollout of the new EMV standard. Let me also emphasize that the guidance being provided is for full-year 2005, which is consistent with our practice for 2004. Also, please note that individual quarters within 2005 may vary from the ranges previously discussed due to the variation in the mix of orders received and the seasonality of the business. We will update our guidance for full-year 2005 as new information becomes available that results in a significant change to our expectations for the year.


Q&A Session:


This concludes our prepared remarks for today and we will now open the call for questions. Operator